EXHIBIT 5.1

[ZOLL Medical Corporation Letterhead]

September 11, 2006

ZOLL Medical Corporation

269 Mill Road

Chelmsford, Massachusetts 01824

Re:	Securities Being Registered under Registration Statement on Form S-8

Ladies and Gentlemen:

As Vice President and General Counsel of ZOLL Medical Corporation, a Massachusetts corporation (the “Company”), I am furnishing to you this opinion letter in connection with your filing of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to an aggregate of 40,000 shares (the “Shares”) of Common Stock, $0.02 par value per share, of the Company, that may be issued from time to time pursuant to the Company’s Employee Savings Plan (the “Plan”).

In connection with this opinion, I have made such examination of law, and have examined such documents, as I have deemed appropriate to give the opinions expressed below, including the Company’s Restated Articles of Organization, as amended, the Company’s Amended and Restated By-laws, such records, certificates and other documents of the Company as I have deemed necessary or appropriate for the purpose of this opinion and original certificates of public officials.

The opinion expressed below is limited to the laws of the Commonwealth of Massachusetts.

Based on the foregoing, I am of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable by the Company.

I hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Stephen Korn

Stephen Korn

Vice President and General Counsel